PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934



     Filed by the Registrant [ x ]

     Filed by a Party other than the Registrant [    ]

     Check the appropriate box:

     [    ]   Preliminary Proxy Statement

     [ x ]   Definitive Proxy Statement

     [    ]   Definitive Additional Materials

     [    ]   Soliciting Material Pursuant to Section 240.14a-11
(c) or Section 240.14a-12



McCORMICK & COMPANY, INCORPORATED

(Name of Registrant as specified in its Charter)



The Board of Directors of McCormick & Company, Incorporated



(Name of Person(s) Filing Proxy Statement)



     Payment of Filing Fee (Check the appropriate box):

     [   ]   $125 per Exchange Act Rules 0-11(c)(1)(ii),
14a-6(i)(1), or 14a-6(j)(2)

     [    ]   $500 per each party to the controversy pursuant to
Exchange Act Rule 14a-6(i)(3)

     [    ]   Fee computed on table below per Exchange Act Rules
14a-6(i)(4) and 0-11.

     [  X ]   No filing fee.

          1) Title of each class of securities to which transaction applies:

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          2)   Aggregate number of securities to which transaction
applies:

               ________________________________________________



          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

               ________________________________________________



          4)   Proposed maximum aggregate value of transaction:


               _______________________________________________



     [   ]     Check box if any part of the fee is offset as
provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.



          1)   Amount Previously Paid:

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McCORMICK & COMPANY, INCORPORATED
18 Loveton Circle
Sparks, Maryland 21152



NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 19,
1997



     The Annual Meeting of the Stockholders of McCormick & Company, Incorporated will be held at the Hunt Valley Inn, Hunt Valley,
Maryland at 10:00 a.m., March 19, 1997, for the purpose of considering and acting upon:

     (a) the election of directors to act until the next Annual
Meeting of Stockholders or until their respective successors are duly elected and qualified;

     (b) the approval of the 1997 Employees Stock Purchase Plan, which Plan, as set forth in Exhibit A to the Proxy Statement, has been adopted by the Board of Directors subject to the approval of the stockholders;

     (c) the approval of the 1997 Stock Option Plan, which Plan, as set forth in Exhibit B to the Proxy Statement, has been adopted by the Board of Directors subject to the approval of the stockholders;

     (d) the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 1997 fiscal year; and

     (e) any other matters that may properly come before such meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on December 31, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournments thereof. Only holders of Common Stock shall be entitled to vote. Holders of Common Stock Non-Voting are welcome to attend and participate in this meeting.


IF YOU ARE A HOLDER OF COMMON STOCK, A PROXY CARD IS ENCLOSED.
PLEASE SIGN THE PROXY CARD PROMPTLY AND RETURN IT IN THE
ENCLOSED SELF-ADDRESSED ENVELOPE IN ORDER THAT YOUR STOCK MAY BE
VOTED AT THIS MEETING. THE PROXY MAY BE REVOKED BY YOU AT ANY
TIME BEFORE IT IS VOTED.


  February 19, 1997                Richard W. Single, Sr.
                                         Secretary

PROXY STATEMENT

GENERAL INFORMATION



     This Proxy Statement is furnished on or about February 19, 1997 to the holders of Common Stock in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders or any adjournments thereof. Any proxy given may be revoked at any time insofar as it has not been exercised. Such right of revocation is not limited or subject to compliance with any formal procedure. The shares represented by all proxies received will be voted in accordance with instructions contained in the respective proxies. The cost of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies by telephone, telegraph, or personal interview. The Company also may request brokers and other custodians, nominees, and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and the Company may reimburse them for their expenses in so doing.

     At the close of business on December 31, 1996, there were outstanding 11,494,557 shares of Common Stock which represent all of the outstanding voting securities of the Company. Except for certain voting limitations imposed by the Company's Charter on beneficial owners of ten percent or more of the outstanding Common Stock, each of said shares of Common Stock is entitled to one vote. Only holders of record of Common Stock at the close of business on December 31, 1996 will be entitled to vote at the meeting or any adjournments thereof.



PRINCIPAL STOCKHOLDERS

     On December 31, 1996, the assets of The McCormick Profit Sharing Plan and PAYSOP (the "Plan") included 2,964,165 shares of the Company's Common Stock, which represented 25.8% of the outstanding shares of Common Stock. The address for the Plan is 18 Loveton Circle, Sparks, Maryland 21152. The Plan is not the beneficial owner of the Common Stock for purposes of the voting limitations described in the Company's Charter. Each Plan participant has the right to vote all shares of Common Stock allocated to such participant's Plan account. The Plan's Investment Committee possesses investment discretion over the shares, except that, in the event of a tender offer, each participant of the Plan is entitled to instruct the Investment Committee as to whether to tender Common Stock allocated to such participant's account. Membership on the Investment Committee consists of three directors, Robert G. Davey, Carroll D. Nordhoff, and Karen D. Weatherholtz, and the Company's Vice President & Controller, J. Allan Anderson, and the Company's Vice President & Treasurer, Christopher J. Kurtzman. Mary D. McCormick, whose address is 830 West 40th Street, Baltimore, Maryland 21211, held 609,012 shares of Common Stock as of December 31, 1996, representing 5.3% of the outstanding shares of Common Stock. Harry K. Wells and his wife Lois L.Wells, whose address is P. O. Box 409, Riderwood, Maryland 21139, held in two trusts 586,623 shares of Common Stock as of December 31, 1996, representing 5.1% of the outstanding shares of Common Stock.

ELECTION OF DIRECTORS

On March 19, 1997, Mr. George W. Koch will retire as a member of the Board of Directors of the Company. The Company is grateful to Mr. Koch for his contributions during his years of service.

On December 16, 1996, Mr. Robert W. Schroeder was elected as a member of the Board of Directors. Dr. Freeman A. Hrabowski, III was elected as a member of the Board of Directors effective
January 16, 1997. Neither has previously stood for election to the Board at an Annual Meeting of Stockholders.

The persons listed in the following table have been nominated for election as directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unavailable for election. In the event a vacancy should occur, the proxy holders reserve the right to reduce the total number of nominations for election. There is no family relationship between any of the nominees. No nominee has a substantial interest in any matter to be acted upon at the Annual Meeting.

The following table shows, as of December 31, 1996, the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years, the year in which each nominee was first elected to the Board of Directors, the amount of securities beneficially owned by each nominee, and directors and executive officers as a group, and the nature of such ownership. Except as otherwise noted, no nominee owns more than one percent of either class of the Company's common stock.

REQUIRED VOTE OF STOCKHOLDERS. The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for the election of each nominee.




The Board of Directors recommends that stockholders vote FOR each of the nominees listed below.




                                                                   Year First
                                        Principal Occupation &     Elected          Amount and Nature<F1>of
Name                             Age    Business Experience        Director         Beneficial Ownership

                                                                                                  Common
                                                                                    Common        Non-Voting

James J. Albrecht                64     Vice President - Science & 1987             81,530        49,256
                                        Technology (1996 to Present);
                                        Group Vice President  --
                                        Asia/Pacific (1993 to 1996);
                                        Vice President & Managing
                                        Director - International
                                        Group (1989 to 1993)


James S. Cook                    68     Executive in Residence,    1982              1,750          3,710
                                        Northeastern University
                                        (1986 to Present)


Robert G. Davey                 47      Executive Vice President & 1994             22,945          4,614
                                        Chief Financial Officer
                                        (1996 to Present); Vice
                                        President & Chief Financial
                                        Officer (1994 to 1996);
                                        President, McCormick Canada,
                                        Inc., a subsidiary of the
                                        Company (1991 to 1994)

Freeman A. Hrabowski, III       46      President, University of   1997               - 0 -         - 0 -
                                        Maryland Baltimore County
                                        (1992 to Present); Executive
                                        Vice President, University
                                        of Maryland Baltimore County
                                        (1987 to 1992)


Robert J. Lawless               50      President (1996 to Present), 1994            23,453         22,725
                                        Chief Executive Officer
                                        (1997 to Present) & Chief
                                        Operating Officer (1995 to
                                        Present), Executive Vice
                                        President (1995 to 1996);
                                        Senior Vice President - The
                                        Americas (1994 to 1995);
                                        Group Vice President -
                                        Europe (1993 to 1994); Vice
                                        President & Deputy Managing
                                        Director, International Group
                                        (1991 to 1993)


Charles P. McCormick, Jr.       68      Chairman of the Board        1955           264,787<F2>    19,167
                                        (1995 to Present), Chief                     (2.3%)
                                        Executive Officer (1996 to
                                        1997); Chairman Emeritus
                                        (1993 to 1994); Chairman
                                        of the Board (1988 to 1993),
                                        Chief Executive Officer
                                        (1987 to 1992)


George V. McGowan               68      Chairman of the Executive    1983             2,253         2,782
                                        Committee, Baltimore Gas
                                        and Electric Company (1993
                                        to Present); Chairman of the
                                        Board & Chief Executive
                                        Officer, Baltimore Gas and
                                        Electric Company (1988 to 1992)

Carroll D. Nordhoff             51      Executive Vice President     1991           46,559         17,940
                                        (1994 to Present); Executive
                                        Vice President -The Americas
                                        (1993 to 1994); Executive
                                        Vice President - Corporate
                                        Operations Staff (1992 to 1993)


Robert W. Schroeder             51      Vice President & General      1996          11,919          8,009
                                        Manager, McCormick/Schilling
                                        Division (1995 - Present); Vice
                                        President - Sales & Marketing,
                                        McCormick/Schilling Division
                                        (1994 - 1995); Vice President -
                                        Packaging Group (1991 - 1994)


Richard W. Single, Sr.          58      Vice President - Government   1988          80,139         19,407<F3>
                                        Affairs & Secretary/Counsel
                                        to the Board of Directors
                                        (1996 - Present); Vice President
                                        (1987 to 1996); Secretary and
                                        General Counsel (1986 to 1996)


William E. Stevens              54      Senior Vice President,        1988           2,750          7,950
                                        Mills & Partners, (1996 to
                                        Present)  President and
                                        Chief Executive Officer,
                                        United Industries Corp.
                                        (1989 to 1996)


Karen D. Weatherholtz           46      Vice President -Human         1992          22,868         11,099
                                        Relations (1988 to Present)



Directors and Executive Officers as a Group
   (14 persons)..................................................                  613,456        179,689

                                                                                     (5.4%)

<F1>Includes shares of Common Stock and Common Stock Non-Voting known to be beneficially owned by directors and executive officers alone or jointly with spouses, minor children and relatives (if any) who have the same home as the director or executive officer. Also includes the following numbers of shares which could be acquired within 60 days of December 31, 1996 pursuant to the exercise of stock options: Dr. Albrecht - 4,910 shares of Common Stock, 4,911 shares of Common Stock Non-Voting; Mr. Cook - 1,750 shares of Common Stock, 1,750 shares of Common Stock Non-Voting; Mr. Davey - 7,840 shares of Common Stock, 4,614 shares of Common Stock Non-Voting; Mr.Lawless - 8,127 shares of Common Stock, 4,709 shares of Common Stock Non-Voting; Mr. McCormick - 9,625 shares of Common Stock, 8,375 shares of Common Stock Non-Voting; Mr. McGowan
- 1,750 shares of Common Stock, 1,750 shares of Common Stock Non-Voting; Mr. Nordhoff - 11,875 shares of Common Stock, 8,656 of Common Stock Non-Voting; Mr. Schroeder - 8,127 shares of
Common Stock, 4,709 of Common Stock Non-Voting; Mr. Single -
5,829 shares of Common Stock, 5,276 shares of Common Stock Non-Voting; Mr. Stevens - 1,750 shares of Common Stock, 1,750 shares of Common Stock Non-Voting; Ms. Weatherholtz - 8,354 shares of Common Stock, 6,116 shares of Common Stock Non-Voting; and directors and executive officers as a group - 80,099 shares of Common Stock, 58,604 shares of Common Stock Non-Voting. Also includes shares of Common Stock which are beneficially owned by certain directors and officers by virtue of their participation in the McCormick Profit Sharing Plan and PAYSOP: Dr. Albrecht - 8,230 shares; Mr. Davey - 1,564 shares; Mr. Lawless - 1,509 shares; Mr. Nordhoff - 7,392 shares; Mr. Schroeder - 0 shares; Mr. Single - 16,289 shares; Ms. Weatherholtz - 8,347 shares; and directors and executive officers as a group - 52,703 shares.

<F2>Includes  2,702 shares of Common Stock owned by Mr.
McCormick's wife. Mr. McCormick disclaims beneficial ownership of said shares.

<F3>Includes 687 shares of Common Stock Non-Voting owned by Mr.
Single's son. Mr. Single disclaims beneficial ownership of said shares.


BOARD COMMITTEES

The Board of Directors has established the following committees to perform certain specific functions. There is no Nominating
Committee of the Board of Directors. Board Committee membership as of February 19, 1997 is listed below.

AUDIT COMMITTEE. This Committee reviews the plan for and the results of the independent audit and internal audit, reviews the Company's financial information and internal accounting and management controls, and performs other related duties. The following directors are currently members of the Committee and serve at the pleasure of the Board of Directors: Messrs. Cook, Koch and Stevens. The Audit Committee held 6 meetings during the last fiscal year.

COMPENSATION COMMITTEE. This Committee establishes and oversees executive compensation policy; makes decisions about base pay, incentive pay and any supplemental benefits for the Chief Executive Officer, other members of the Executive Committee, and any other executives listed in the proxy statement as one of the five highest paid executives; and approves the grant of stock options, the timing of the grants, the price at which the options are to be offered, and the amount of the options to be granted to employee directors and officers. The following directors are members of the Committee and serve at the pleasure of the Board of Directors: Messrs. Cook, Koch, McGowan and Stevens. None of the Committee members are employees of the Company or are eligible to participate in the Company's stock option programs which are administered by the Committee. The Compensation Committee held 3 meetings during the last fiscal year.

EXECUTIVE COMMITTEE. This Committee possesses authority to exercise all of the powers of the Board of Directors in the management and direction of the affairs of the Company between meetings of the Board of Directors, subject to specific limitations and directions of the Board of Directors and subject to limitations of Maryland law. This Committee also reviews and approves all benefits and salaries of a limited group of senior executives and reviews and approves individual awards under approved stock option plans for all persons except directors and officers (see Compensation Committee). The following directors are currently members of the Committee and serve at the pleasure of the Board of Directors: Messrs. Davey, Lawless, McCormick, and Nordhoff. The Executive Committee held 18 meetings during the last fiscal year.


ATTENDANCE AT MEETINGS


During the last fiscal year, there were 11 meetings of the Board of Directors. All of the Directors were able to attend at least 90% of the total number of meetings of the Board and the Board Committees on which they served.

OTHER DIRECTORSHIPS

Certain individuals nominated for election to the Board of Directors hold directorships in other companies. Dr. Hrabowski is a director of Baltimore Gas and Electric Company, the Baltimore Equitable Society, Mercantile Shareholders Corporation and UNC, Incorporated. Mr. McGowan is a director of Baltimore Gas and Electric Company, Baltimore Life Insurance Company, Life of Maryland, Inc., NationsBank, N.A., Organization Resources Counselors, Inc., and UNC, Incorporated.


REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

The Company's executive compensation philosophy is to align the interests of senior executive management with shareholder interests through compensation linked to growth in profitability and stock price performance. The principal elements of executive compensation for the Company are base salary, annual management incentive bonus, and stock options. Salary levels, annual bonus targets, and stock option grant levels are established in part on the basis of median levels of compensation expected to be paid during the fiscal year to senior executive management of companies in the manufacturing and food industries of a size comparable to that of the Company. The Company makes these determinations on the basis of, among other things, published surveys and periodic special studies conducted by independent compensation consultants. The most recent study was conducted by Sibson and Company, Inc.

Compensation Committee and Executive Committee Determinations

Salary levels of the Company's senior executive officers are reviewed annually and, where appropriate, are adjusted to reflect individual responsibilities and performance as well as the Company's competitive position within the food industry. The Compensation Committee sets base salaries by targeting midpoints of the marketplace average and adjusting each executive officer's salary to reflect individual performance, experience and contribution. The Compensation Committee considers salaries paid to senior executives at companies which are comparable to the Company (based on line of business or sales volume) in establishing base salaries for senior executive management of the Company. Those companies considered included most of the fifteen companies in the S&P Food Products Index and other manufacturing companies that are not included in that index but had similar sales volumes.


Annual Management Incentive Bonuses for members of the Executive Committee and any other executive officers identified in the Summary Compensation Table on page 11 are determined by the Compensation Committee. Bonuses for other senior management are determined by the Executive Committee. Target bonuses are established as a percentage of the midpoint of the salary range of the executive officer's grade level, and the amount of the target payable, if any, is based on the Company's financial performance. The amount of target bonuses payable to operating unit executives is based on a formula, weighted two thirds on the achievement of operating profit and working capital objectives of the executive's operating unit and one third on growth in the Company's EPS.

In 1996, the Company accomplished a complete portfolio review, including the sale of the Gilroy Foods businesses; balance sheet objectives were achieved; and the Company returned to growth in the second half of the year. As a result, the Compensation Committee approved a bonus in the amount of 60% of target to the corporate executives, since the accomplishments were consistent with goals to increase economic value added (EVA).

STOCK OPTIONS

Stock options are granted by the Compensation Committee to key management employees of the Company, including executive officers. The purpose of stock option grants is to aid the Company in securing and retaining capable employees by offering them an incentive, in the form of a proprietary interest in the Company, to join or continue in the service of the Company and to maximize their efforts to promote its economic performance. This incentive is created by granting options that have an exercise price of not less than 100% of the fair market value of the underlying stock on the date of grant, so that the employee may not profit from the option unless the Company's stock price increases. Options granted are designed to help the Company retain employees in that they are not fully exercisable in the early years and "vest" only if the employee remains with the Company. Accordingly, an employee must remain with the Company for a period of years in order to enjoy the full economic benefit of the option. The number of options granted is a function of the recipient's salary grade level.

1996 Compensation Actions - Chief Executive Officer

As a non-employee Chief Executive Officer, Mr. McCormick has a consulting agreement with the Company, which was approved by the Compensation Committee. His stipend was $47,583.33 per month during fiscal year 1996. In March 1996, Mr. McCormick was awarded stock options in the amount of 500 shares voting and 500 shares non-voting in accordance with the grants made to the other outside directors. In May 1996, he was awarded stock options in the amount of 18,750 shares voting and 6,250 shares non-voting.


At year end, the Compensation Committee approved an additional payment of $195,300 to Mr. McCormick based on the achievement of the Company's balance sheet objectives, accomplishment of a complete portfolio review, and the Company's return to growth in the second half of the year.

Mr. McCormick did not participate in the Compensation
Committee's deliberations about his consulting agreement.

Due to Mr. Blattman's retirement one month after the start of the fiscal year, the Compensation Committee took no compensation actions with respect to Mr. Blattman during 1996. Mr. Blattman did, however, receive the same employee dividend payment that U.
S. employees at all levels receive in the year when they retire. This payment was in the amount of $10,000 for Mr. Blattman.

1996 Compensation Actions - Other Executive Officers

Salary increases, bonuses and stock option grants for executive officers were granted in a manner consistent with those granted to other Company managers.



     Submitted By:



COMPENSATION COMMITTEE         EXECUTIVE COMMITTEE

George V. McGowan, Chairman   Charles P. McCormick, Jr., Chairman
James S. Cook                 Robert G. Davey
George W. Koch                Robert J. Lawless
William E. Stevens            Carroll D. Nordhoff


Compensation Committee Interlocks and Insider Participation

During fiscal year 1996 the Compensation Committee was comprised of four independent outside directors. Members are James S. Cook, George W. Koch, George V. McGowan (Chairman) and
William E. Stevens. No member of the Committee has any interlocking or insider relationship with the Company which is required to be reported under the applicable rules and regulations of the Securities and Exchange Commission.

At the close of fiscal year 1996, members of the Executive Committee were Robert G. Davey, Robert J. Lawless, Charles P. McCormick, Jr. (Chairman) and Carroll D. Nordhoff. All except Mr. McCormick are employees and executive officers of the Company. Mr. McCormick is a retired employee of the Company. The table beginning on page 4 of this Proxy Statement sets forth the business experience of each of the members.


SUMMARY COMPENSATION TABLE


The following table sets forth the compensation paid by the Company and its subsidiaries for services rendered during each of the fiscal years ended November 30, 1996, 1995 and 1994 to the Chief Executive
Officer of the Company and each of the four most highly compensated executive officers who were executive officers on the last day of the 1996 fiscal year, determined by reference to total annual salary and bonus for the 1996 fiscal year.




                                                                                   Long Term
                                                                                   Compensation
                                Annual Compensation

                                                                                   Awards           All Other
     Name and              Fiscal       <F1>                     Other Annual      Securities       Compensation
Principal Position         Year       Salary ($)     Bonus ($)   Compensation ($)  Underlying       ($) <F2>

Charles P. McCormick, Jr.   1996         -           195,300     600,000 <F3>      26,000                0
Chairman of the Board &     1995         -             6,690     226,800 <f3)       6,000                0
Chief Executive Officer     1994         -            42,000      93,467 <F3>       1,000                0

H. Eugene Blattman          1996         33,333       10,000        <F3>                0             1,539
President & Chief           1995        405,400       14,000                       23,000             6,208
Executive Officer           1994        356,967      244,000                       25,000             9,257
(1994 to January 1, 1996)

James J. Albrecht           1996        259,103       34,000        <F3>           13,200             3,359
Vice President -            1995        246,171       30,968                        7,750             2,880
Science & Technology        1994        242,717      173,400                        7,750             7,029

Robert G. Davey             1996        227,483       66,500        <F3>           17,800             3,097
Executive Vice President &  1995        194,350        6,825                       11,500             2,735
Chief Financial Officer     1994        134,495       60,000                        4,000             2,986

Robert J. Lawless           1996        359,567      123,540        <F3>           25,000             3,713
President & Chief           1995        239,567      40,031                        12,250             2,736
Operating Officer           1994        192,358      150,000       38,290<F4>      4,800              6,490

Carroll D. Nordhoff         1996        255,594       63,300        <F3>          21,000              3,430
Executive Vice President    1995        242,629        8,447                      13,250              3,026
                            1994        232,508      100,000                      13,250              6,932

<F1> Includes Corporate Board of Directors Fees and Service Awards.

<F2> Amounts paid or accrued under the Company's Profit Sharing
Plan for the accounts of such individuals. Figures for 1996 are estimates. The stated figure includes payments persons would have received under the Company's Profit Sharing Plan but for certain limits imposed by the Internal Revenue Code: (i) for 1996 for Messrs. Blattman, Albrecht, Davey, Lawless and
Nordhoff in the amounts of $1,461, $581, $319, $935 and $652, respectively; (ii) for 1995 for Messrs. Blattman, Albrecht and Nordhoff, payments in the amounts of $3,472, $144 and $290, respectively; (iii) for 1994 for Messrs. Blattman, Albrecht and Nordhoff in the amounts of $2,439, $211 and $114, respectively.

<F3> Mr. McCormick is paid a consulting fee for services rendered to the Company.  There is no amount of Other Annual
Compensation that is required to be reported.

<F4> The Company paid Mr. Lawless $577 in 1994 toward the
additional taxes payable by him from the inclusion in his income of travel expenses for his wife, which expenses were incurred by the Company in relocating Mr. Lawless to the United States in 1994, and in having Mr. Lawless's wife accompany him on business trips. The travel expenses of Mrs. Lawless were $23,770 in 1994.

                  COMPENSATION OF DIRECTORS



Corporate Board of Directors' fees were paid at the rate of $5,400 per year for each director who was an employee of the Company during the fiscal year ended November 30, 1996. Fees paid to each director who was not an employee of the Company presently consist of an annual retainer fee of $18,000 and $1,100 for each Board meeting attended and $900 for each Committee meeting attended.


On July 18, 1994, Mr. McCormick was elected as Chairman of the Board. Mr. McCormick's services in such capacity are consultative in nature. During 1996, the Company paid Mr. McCormick $47,583 per month for his services as Chief Executive Officer as well as Chairman of the Board. Mr. McCormick received an incentive payment of $195,300 for services rendered during fiscal year 1996.


PENSION PLAN TABLE


The following table shows the estimated annual benefits (on a single-life basis), including supplemental benefits, payable upon retirement (assuming retirement at age 65) to participants in the designated average compensation and years of service classifications:


Average                                      Years of Service
Compensation       15 Years       20 Years       25 Years       30 Years    35 Years
$300,000           78,010         104,013        130,016        156,019     182,023

 350,000           91,060         121,413        151,766        182,119     212,473

 400,000          104,110         138,813        173,516        208,219     242,923

 450,000          117,160         156,213        195,266        234,319     273,373

 500,000          130,210         173,613        217,016        260,419     303,823

 550,000          143,260         191,013        238,766        286,519     334,273

 600,000          156,310         208,403        260,516        312,619     364,723


The Company's Pension Plan is non-contributory. A majority of the employees of the Company and participating subsidiaries are eligible to participate in the Plan upon completing one year of service and attaining age 21. The Plan provides benefits (which are reduced by an amount equal to 50% of the participant's
Social Security benefit) based on an average of the participant's highest consecutive 60 months of compensation, excluding any cash bonuses, and length of service. In 1979, the Company adopted a supplement to its Pension Plan to provide a limited group of its senior executives with an inducement to retire before age 65. That group of senior executives will receive credit for additional service for employment after age 55. In 1983, the supplement was expanded to include a significant portion of the senior executives' bonuses in the calculation of pension benefits. The supplement was amended in 1996 to provide that if a senior executive with Company service outside the U.S. retires after serving at least his or her last three years in the U.S., all of the executive's years of Company service will be counted in calculating pension benefits. The group of senior executives includes those listed in the table on page 11.

For purposes of calculating the pension benefit, the average of the highest consecutive 60 months of compensation for Dr. Albrecht and Messrs. Blattman, Davey, Lawless, and Nordhoff as of November 30, 1996 was $421,138, $482,112, $251,923, $355,143 and $304,938,
respectively. The years of credited service for Dr. Albrecht and Messrs. Blattman, Davey, Lawless, and Nordhoff as of the same date were 14, 7, 3, 6, and 26 years, respectively.

Mr. Lawless and Mr. Davey are also entitled to receive pension benefits under the registered pension plan ("RPP") offered to employees of McCormick Canada, Inc. Benefits under the RPP are based on the average of the participant's highest three consecutive years of earnings. Upon retirement the Company has agreed to pay Mr. Lawless and Mr. Davey a supplemental benefit equal to the excess, if any, of the benefit calculated under the RPP (assuming all their service at McCormick Canada and the Company had been under the RPP) over (i) the pension benefit accrued under RPP (based on his years of service with McCormick Canada) plus (ii) the benefit accrued under the Company's Pension Plan (based on years of service with the Company).

                                    STOCK OPTIONS


     During the last fiscal year, the Company has granted stock options to certain employees, including executive officers, pursuant to stock option plans approved by the Company's stockholders.


                           OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                          Potential Realizable
                                                                                          Value At Assumed Annual
                                                                                          Rates of Stock Price
                                                                                          Appreciation For Option
                                                                                          Term ($)<F2>
                                             Individual Grants<F1>

                                   Number of      % of Total    Exercise or  Expiration   0%     5%        10%
                                   Securities     Options/SARs  Base Price     Date
                                   Underlying     Granted to    ($/Shares)
Name                               Options/SARs   Employees in
                                   Granted (#)    Fiscal Year
Charles P. McCormick, Jr.          26,000         3.6%          $22.3750     03/19/01        $0     $160,680  $355,160

H. Eugene Blattman                 0              0.0%          $22.3750     03/19/01        $0     $0        $0

James J. Albrecht                  13,200         1.8%          $22.3750     03/19/01        $0     $81,576   $180,312

Robert G. Davey                    17,800         2.5%          $22.3750     03/19/01        $0     $110,004  $243,148

Robert J. Lawless                  25,000         3.5%          $22.3750     03/19/01        $0     $154,500  $341,500

Carroll D. Nordhoff                21,000         2.9%          $22.3750      03/19/01       $0     $129,780  $286,860

<F1>  In general, the stock options are exercisable cumulatively as follows: none of the shares granted during the first year of the option; not more than 50% of the shares granted during the second year of the option; and 100% of the shares granted, less any portion of such option previously exercised, at any time during the period between the end of the second year of the option and the expiration date. Approximately 372 employees of the Company were granted options under the Company's option plan during the last fiscal year.

<F2>  The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% compounded annual rates set by the Securities and Exchange Commission, and therefore are not intended to forecast future appreciation, if any, in the price of the Company's common stock. The potential realizable values illustrated at 5% and 10% compound annual appreciation assume that the price of the Company's common stock increases $6.18 and $13.66 per share, respectively, over the 5-year term of the options. If the named executives realize these values, the Company's stockholders will realize aggregate appreciation in the price of the approximately 78 million shares of the Company's common stock outstanding as of December 31, 1996 of approximately $480 million and $1.06 billion, over the same period.

                             AGGREGATED OPTION/SAR EXERCISES IN LAST
                             FISCAL YEAR AND FY-END OPTION/SAR VALUES



                                                                                                Value of Unexercised
                                                                   Number of Shares             In-the-Money
                                                                   Underlying Unexercised       Options/SARs
                               Shares Acquired     Value           Options/SARs at FY-End       at FY-End ($)
Name                           on Exercise (#)     Realized ($)    Exercisable/Unexercisable    Exercisable/Unexercisable

Charles P. McCormick, Jr.      0                   $0              18,000/29,000                $11,500/$66,375

H. Eugene Blattman             17,000              $83,500         62,000/0                     $115,625/$0

James J. Albrecht              10,000              $51,250         9,821/28,879                 $9,642/$62,996

Robert G. Davey                0                   $0              12,454/26,846                $18,942/$63,796

Robert J. Lawless              6,000               $30,750         12,836/35,214                $19,144/$83,062

Carroll D. Nordhoff            0                   $0              20,531/42,969                $27,003/$92,560



SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


Mr. McGowan, a director of the Company, failed to file on a timely basis the Form 4 Report to the Securities and Exchange Commission to report the exercise on March 12, 1996 of an option for 1,000 shares of Common Stock and 1,000 shares of Common Stock Non-Voting of the Company and the sale of 1,500 shares of Common Stock on March 21, 1996. The transactions were reported on a Form 5 filed by Mr. McGowan on January 14, 1997.

Set forth below is a line graph comparing the yearly percent change in the Company's cumulative total shareholder return (stock price appreciation plus reinvestment of dividends) on the Company's common stock with (i) the cumulative total return of the Standard & Poor's 500 Stock Index, assuming reinvestment of dividends, and (ii) the cumulative total return of the Standard
& Poor's Food Products Index, assuming reinvestment of dividends.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN<F1>
AMONG McCORMICK & COMPANY, INCORPORATED,
S&P 500 STOCK INDEX & S&P FOOD PRODUCTS INDEX<F2>

                    1991      1992      1993      1994      1995     1996
McCormick           100       140.29    116.51    97.36     124.00   132.44

S & P 500           100       118.47    130.44    131.80    180.54   230.84

S & P Food          100       115.73    106.99    112.58    144.69   183.30

Assumes $100 invested on December 1, 1991 in McCormick & Company common stock, S&P 500 Stock Index and S&P Food Products Index

<F1> Total Return Assumes Reinvestment of Dividends
<F2> Fiscal Year ending November 30


                1997 EMPLOYEES STOCK PURCHASE PLAN


Since 1966 it has been the policy of the Company to make available to virtually all of its employees the opportunity to purchase shares of the Company's stock through employees stock purchase plans. Since the Board of Directors believes that these plans have been successful in achieving their purposes, a new employees stock purchase plan is being submitted to the stockholders at this time.

On January 16, 1997, the Board of Directors adopted the "1997 Employees Stock Purchase Plan," which is designed to meet the requirements of the Internal Revenue Code for employee stock purchase plans. The full text of the Plan is set forth in Exhibit A to this Proxy Statement and reference is made thereto for a complete statement of its terms and provisions. If the Plan is not approved by the required vote of stockholders, it will terminate. The Company intends to file a registration statement under the Securities Act of 1933 to register the shares subject to the Plan prior to the issuance of any securities subject to issuance under the Plan.

Participation in the Plan is limited to persons who on March
19, 1997 are employees of the Company or designated subsidiaries and, with stated exceptions, all such employees are eligible to participate. It is estimated that approximately 5,100 employees will be eligible to participate in the Plan.

Under the Plan, options are to be granted on March 19, 1997 to each eligible employee to purchase the maximum number of shares of Common Stock Non-Voting of the Company which, at the March 19, 1997 price can be purchased with approximately 10% of said employee's compensation for one year, as defined in the Plan. Payment for all shares purchased will be made through payroll deductions over a 24-month period, beginning June 1, 1997. After payroll deductions have begun, prepayment for the total shares purchasable is permitted at any time before May 31, 1999. Interest on all such amounts will accrue at the rate of 5% per year, and will be paid to the employees after completion of payment for their shares or upon prior withdrawal from the Plan. The purchase price per share is the NASDAQ National Market closing price of the Company's Common Stock Non-Voting in the over-the-counter market as reported in The Wall Street Journal for either March 19, 1997 or for the date of exercise, whichever price is lower. The closing price of the Common Stock Non-Voting as reported in The Wall Street Journal for February 3, 1997 was $24.875.

Subject to certain limitations set forth in the Plan, employees are permitted, at any time prior to May 31, 1999, to terminate or reduce their payroll deductions, to reduce their options to purchase, to exercise their options in whole or in part, or to withdraw all or part of the balance in their accounts, with interest.

The Plan also contains provisions governing the rights and privileges of employees or their representatives in the event of termination of employment, retirement, severance, lay-off, disability, death or other events.

Certificates for all shares of stock purchased under the Plan will be delivered as soon as practicable after May 31, 1999, or on such earlier date as full payment is made for all shares which the employee has elected to purchase. No employee or his or her legal representative will have any rights as a stockholder with respect to any shares to be purchased until completion of payments for all the shares and the issuance of the stock certificate.

The Plan contemplates that all funds contributed by employees will be under the control of the Company and may be used for any corporate purpose.

The Company has been advised by counsel that, under the U. S. Internal Revenue Code, if a participant who is subject to U.S. income taxation acquires stock upon the exercise of an option under the Plan, the participant will not recognize income, and the Company will not be allowed a deduction as a result of such exercise, if the following conditions are met: (i) the Plan is approved by the stockholders of the Company on or before January 15, 1998; (ii) at all times during the period beginning with the grant of the option and ending on the day three months before the date of such exercise, the participant was an employee of the Company or a subsidiary of the Company; and (iii) the participant makes no disposition of the stock within two years after the grant of the option or within one year after the transfer of the stock to the participant. In the event of a sale or other disposition of such stock by the participant after compliance with the applicable conditions set forth above, any gain realized over the price paid for the stock will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of the sale. If the conditions stated in clauses (i) and (ii) are not met, the participant will recognize compensation income upon the exercise of the option. If the conditions in clauses (i) and (ii) are met, but the condition in clause (iii) is not met, the participant will recognize compensation income upon the early disposition of the stock. In either case the amount of compensation will be equal to the excess of the value of the stock on the date of exercise over the purchase price, except that in the case of a person subject to Section 16(b) of the Securities Exchange Act of 1934, the amount of compensation income will be determined based on the value of the stock on the date on which the Section 16(b) restriction lapses (and the inclusion in income of the compensation will be delayed until that time). In general, compensation income will be subject to income tax at regular income tax rates. If the participant is treated as having received compensation income, an equivalent deduction generally will be allowed to the Company or a subsidiary of the Company. For the purpose of the foregoing, an option is exercised on May 31, 1999 or such earlier date as the employee makes an irrevocable election to purchase stock. No income will result to participants upon the issuance of the options.

The Company has been further advised by counsel that the interest accrued on an employee's stock purchase account will be taxable income in the year paid or applied to the purchase of stock on behalf of such employee and an equivalent deduction will be allowed to the Company or a subsidiary of the Company.



The following table shows the estimated maximum number of shares of Common Stock Non-Voting that each listed person, and each listed group, will be entitled to acquire in accordance with the provisions of the 1997 Employees Stock Purchase Plan
(based on the stock price in effect on February 3, 1997).
The-Dollar Value equals the number of shares that can be acquired by each person or group multiplied by the February 3, 1997 stock price.


                             NEW PLAN BENEFITS

                     1997 Employee Stock Purchase Plan<F1>
Name and Position                Dollar Value ($)           Number of Units

James J. Albrecht
Vice President -
Science & Technology             $26,200                    1,053

Robert G. Davey
Executive Vice President &
Chief Financial Officer          $27,000                    1,085

Robert J. Lawless
President, Chief Executive Officer
& Chief Operating Officer        $47,000                    1,889

Carroll D. Nordhoff
Executive Vice President         $26,300                    1,057

Executive Officer Group
(10 persons)
                                 $219,070                   8,806

Outside Director Group
(4 persons)                      N/A                        N/A

Non-Executive Officer/
Employee Group (approximately
5,100 persons)                   $17,336,878                696,959


<F1>  Messrs. Schroeder and Single and Ms. Weatherholtz, who are
nominees to the Board of Directors in addition to the persons listed in the New Plan Benefits table, will receive options under the Plan to purchase the following number of shares of Common Stock Non-Voting: Mr. Schroeder, 964 shares, Mr.
Single, 770 shares and Ms. Weatherholtz, 663 shares.
Director nominees who are not employees of the Company are not eligible to participate in the Plan. No person will receive options for as much as 5% of the shares subject to the Plan.

The Plan contemplates that the Company will make available sufficient shares of its Common Stock Non-Voting to allow each eligible employee to elect to purchase the full number of shares covered by the options granted. On the basis of the closing price of the shares of the Company's Common Stock Non-Voting on February 3, 1997, it is estimated that a maximum of 705,766 shares will be required if each eligible employee elects to participate to the full extent of his or her option. The Plan provides for adjustments in the case of certain changes in the Company's capital structure.


REQUIRED VOTE OF STOCKHOLDERS. The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for the approval of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
THE APPROVAL OF THE PLAN.


                  1997 STOCK OPTION PLAN


The Company's stock option plans are designed to provide an incentive to officers and other key employees to enhance the identity of their interests with the interests of stockholders and to increase their stake in the future growth and prosperity of the Company. The plans are also intended to induce the continued employment of those employees and to enable the Company to attract and retain key executives. Since the Board of Directors believes that these plans have been successful in achieving their purposes, a new stock option plan is being submitted to the stockholders at this meeting.

On January 16, 1997, the Board of Directors of the Company adopted the "1997 Stock Option Plan" which permits the grant of "incentive stock options," which are designed to meet the requirements of the Internal Revenue Code, and other stock options. The full text of the Plan is set forth as Exhibit B to this Proxy Statement, and reference is made thereto for a complete statement of its terms and conditions. Adoption of the Plan by the Board of Directors is subject to the approval of the stockholders of the Company. If the Plan is not so approved by the required vote of stockholders, it will terminate, and all options granted thereunder will be canceled. On or about March 20, 1997, the Company intends to file a registration statement under the Securities Act of 1933 to register the shares of stock subject to the Plan.

A total of 3,750,000 shares of Common Stock and 1,250,000 shares of Common Stock Non-Voting may be issued under the terms of the Plan. No option may be granted under the Plan to any optionee for more than 350,000 shares of stock. The number of shares issuable under the Plan is subject to adjustment in the event of certain changes in the Company's capital structure.

The Board of Directors has the power to administer the Plan and select employees to receive options thereunder. The Board may delegate its powers and functions in these respects to a committee.

The Compensation Committee will review and approve the grant of options pursuant to the Company's stock option plans to the Company's directors and officers. The Executive Committee reviews and approves the grant of options to all other option plan participants. No option may be granted after January 15, 2007, although options may extend past that date.

The option price cannot be less than 100% of the market value of the optioned stock on the date the option is granted. In fixing market value, the Board uses the NASDAQ National Market closing price of the common stock as reported for the day of granting the option. The closing price for the stock as reported in The Wall Street Journal for February 3, 1997, was $24.875. Payment of the option price may be in cash or Company stock. The law currently provides, and on the date of adoption of the Plan the law provided, that to the extent that the aggregate fair market value of stock (determined at the time the option is granted) with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options shall be treated as options which are not incentive stock options. No option shall be granted for a period in excess of ten years. In the event of termination of employment for reasons other than retirement, disability or death, the options expire unless they are exercised within 30 days following such termination. Options are not transferable otherwise than by will or under the laws of descent and distribution. Recipients of options are required to remain in the employ of the Company for a period of time, not less than one year, as specified in the option agreements.

The Company has been advised by counsel that, under the U. S. Internal Revenue Code, if a holder of an incentive stock option who is subject to U. S. income taxation acquires stock upon the exercise of his option, no income will result to the option holder upon such exercise, and the Company will be allowed no deduction as a result of such exercise, if the following conditions are met: (i) the Plan is approved by the stockholders of the Company on or before January 15, 1998; (ii) the option holder, when the option is granted, does not own, actually or constructively, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company; (iii) at all times during the period beginning with the grant of the option and ending on the day three months (one year, if the option holder is totally and permanently disabled) before the date of such exercise, the option holder was an employee of the Company or of a subsidiary of the Company; and (iv) the option holder makes no disposition of the stock within two years after the grant of the option or within 12 months after the transfer of the stock to him. In the event of a sale of such stock by the option holder after compliance with the applicable conditions set forth above, any gain realized on the shares acquired through exercise of the option will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of the sale. The excess of the value of the stock on the date of exercise over the option price may, under certain circumstances, be subject to the alternative minimum tax. If the option holder fails to comply with conditions (i), (ii) and (iii) above, he will be treated as having received compensation on the date of exercise equal to the excess of the value of the stock on that date over the option price; under certain conditions, a person subject to Section 16(b) of the Securities Exchange Act of 1934 will be treated as having received compensation on the date on which the Section 16(b) restriction lapses unless he elects, within 30 days of the date of exercise, to use the value on the date of exercise. If the option holder complies with conditions
(i), (ii) and (iii) above, but fails to comply with condition
(iv) above by disposing of the stock in an arms-length sale within either the two-year or twelve-month period referred to in condition (iv) the option holder will recognize compensation income in the year of the disposition equal to the excess of the value of the stock on the exercise date (or, if less, the amount realized in the sale) over the option price. If the amount realized on the sale exceeds the value of the stock on the exercise date, the option holder will recognize a capital gain equal to the amount realized on the sale less his tax basis (the option price plus the compensation realized as a result of exercising the option). If the option holder is treated as having received compensation, an equivalent deduction generally will be allowed to the Company or a subsidiary of the Company.

The Company has been further advised by counsel that, except as provided below for persons subject to Section 16(b) of the Securities Exchange Act of 1934, upon the exercise of an option other than an incentive stock option, the option holder is treated for U. S. federal income tax purposes as receiving compensation income at that time equal to the excess of the value of the stock on that date over the option price. In the case of a person subject to Section 16(b), however, under certain conditions, the option holder's compensation will be calculated based on the value of the stock on the date on which the Section 16(b) restriction lapses unless he elects, within 30 days of the date of exercise, to use the value on the date of exercise. A deduction equivalent to the compensation realized by the option holder generally will be allowed to the Company or a subsidiary of the Company. The optionee's basis in such stock will include his option price plus the amount of compensation income realized as a result of exercise. When the optionee sells the stock, he will recognize a long-term capital gain or loss if, at the time of the sale, he has held the stock for more than twelve months from the date of compensation recognition.
If the optionee has held such stock for twelve months or less, his capital gain or loss will be short-term.

Section 162(m) of the Internal Revenue Code imposes a one million dollar limit on the compensation that the Company may deduct in any year with respect to its chief executive officer and with respect to each of its other four most highly-compensated officers. Performance-based compensation, however, is not subject to this limitation, and the Plan is designed to permit the grant of options that qualify as performance-based compensation.

The Board of Directors may terminate, suspend or amend the Plan in whole or in part from time to time. The Board of Directors may also separate the Plan into two plans, one for directors and officers (administered by the Compensation Committee) and one for all other Plan participants (administered by the Executive Committee). No action, however, shall be taken without the approval of the stockholders of the Company to increase the maximum number of shares to be offered for sale under options, change the option price, change the class of participants eligible to receive options or extend the term of the Plan.
Section 15 of the Plan, set forth in Exhibit B, contains a complete description of how the Plan may be amended.

REQUIRED VOTE OF STOCKHOLDERS   The favorable vote of at least a
majority of shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for approval of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE
PLAN.



           RATIFICATION OF APPOINTMENT OF AUDITORS



The Board of Directors, upon recommendation of the Audit Committee, has appointed the accounting firm of Ernst & Young LLP to serve as the independent auditors of the Company for the current fiscal year subject to ratification by the stockholders of the Company. Ernst & Young LLP were first appointed to serve as independent auditors of the Company in 1982 and are considered by management of the Company to be well qualified.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

REQUIRED VOTE OF STOCKHOLDERS. The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for ratification of the appointment of independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
RATIFICATION.


                         OTHER MATTERS


Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.


                        VOTING PROCEDURES

Each matter submitted to the stockholders for a vote is deemed approved if a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present votes in favor of the matter. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum.


Stockholder votes are tabulated manually by the Company's Shareholder Relations Office. Broker non-votes are neither counted in establishing a quorum nor voted for or against matters presented for stockholder consideration; proxy cards which are executed and returned without any designated voting direction are voted in the manner stated on the proxy card. Abstentions and broker non-votes with respect to a proposal are not counted as favorable votes, and therefore have the same effect as a vote against the proposal.



STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING


Proposals of stockholders to be presented at the 1998 Annual
Meeting must be received by the Secretary of the Company prior to October 18, 1997 to be considered for inclusion in the 1998 proxy material.


                                       EXHIBIT    A





              McCORMICK & COMPANY, INCORPORATED

             1997 EMPLOYEES STOCK PURCHASE PLAN



SECTION 1 - PURPOSE


The purpose of this Plan is to afford to employees of McCormick & Company, Incorporated and designated subsidiaries (namely, McCormick Canada, Inc., Mojave Foods Corporation, Setco, Inc., and Tubed Products, Inc.) (the "Corporations") an opportunity to acquire shares of Common Stock Non-Voting of McCormick & Company, Incorporated (the "Company") pursuant to options to purchase granted by this Plan to them.


SECTION 2 - NUMBER OF SHARES OFFERED


The offering pursuant to this Plan is for a number of shares of the Company's Common Stock Non-Voting sufficient to allow each employee to elect to purchase the full number of shares purchasable pursuant to the terms of Section 6 of this Plan.



SECTION 3 - ELIGIBLE EMPLOYEES


All persons who on March 19, 1997, are employees of the Corporations will be eligible to participate in this Plan, except for the following who shall not be eligible:



     (a) Any employee whose customary employment as of March 19, 1997, was 16 hours or less per week or for not more than 4 months during the calendar year;



     (b) Any employee who, immediately after March 19, 1997, would own (as defined in the Internal Revenue Code, Sections 423 and
424(d)) stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary;



     (c) Any employee whose grant of an option hereunder would permit his rights to purchase stock under this Plan and under all other employee stock purchase plans, if any, of the Company or its subsidiaries to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time; and



     (d) Any employee residing in a state where the offer or sale of the shares provided by this Plan is not authorized or permitted by applicable state law.



SECTION 4 - EFFECTIVE DATE


The options under this Plan are granted as of March 19, 1997, subject to approval of this Plan by the stockholders of the Company within 12 months of its adoption by the Board of Directors.



SECTION 5 - PURCHASE PRICE


The purchase price for all shares shall be the NASDAQ National
Market closing price of the Company's Common Stock Non-Voting on the over-the-counter market as reported in The Wall Street
Journal either:


     (a)  For March 19, 1997 (which is the date of the grant), or

     (b) For the date such option is exercised, whichever price is lower.



SECTION 6 - NUMBER OF SHARES PURCHASABLE


Each eligible employee is, by the terms of this Plan, granted an option to purchase a maximum number of shares of Common Stock Non-Voting of the Company (increased by any fractional amount required to make a whole share) which, at the purchase price, as determined in accordance with Section 5(a), will most closely approximate 10% of his compensation for one year, as below defined. Notwithstanding any other provision of this Plan, no employee may elect to purchase less than five shares nor may any options be exercised for less than five shares.


Such compensation for one year shall be deemed to be the base wage paid to such employee by the Corporations. The base wage for such employee shall be computed as follows:


     (a) The straight-line hourly base wage rate of such employee in effect on March 19, 1997, multiplied by 2080 hours (40 hours per week multiplied by 52 weeks), or by such number as the Company deems to constitute the number of hours in a normal work year for such employee; or



     (b) The salary of such employee in effect on March 19, 1997, annualized.



SECECTION 7 - ELECTION TO PURCHASE AND PAYROLL DEDUCTION



No later than April 28, 1997, an eligible employee may elect to purchase all or part of the shares which he is entitled to purchase under Section 6. Such election shall be made by the execution and delivery to the Corporations of an approved written form authorizing uniform periodic payroll deductions over a two-year period beginning June 1, 1997, in such amounts as will in the aggregate (exclusive of interest which, it is contemplated, will be paid to the employee at the end of such period) equal the total option price for all of the shares covered by this election to purchase. If an employee fails to make such election by April 28, 1997, the option provided by this Plan shall terminate on that date. Except as otherwise provided in the Plan, after payroll deductions have begun, prepayment for the total shares purchasable will be permitted at any time prior to May 31, 1999. In the event an employee makes such prepayment, there shall be no payroll deductions under the Plan on behalf of said employee after such prepayment.


SECTION 8 - INTEREST ON PAYROLL DEDUCTIONS

The Company and participating subsidiaries will maintain a record of amounts credited to each employee authorizing a payroll deduction pursuant to Section 7. Interest will accrue on payroll deductions beginning June 1, 1997, on the average balance of such deductions during the period of this Plan at the rate of 5% per year. Such interest shall be payable to the employee on or about May 31, 1999, or at such time as said employee may for any reason terminate his election to purchase shares under this Plan, or at such time as said employee exercises his option to purchase stock under the Plan and provides or pays in full the sum necessary to purchase such shares.



SECTION 9 - CHANGES IN ELECTIONS TO PURCHASE


An employee may, at any time prior to May 31, 1999, by written notice to the Corporations, direct the Corporations to reduce or cease payroll deductions (or, if the payment for shares is being made through periodic cash payments, notify the Corporations that such payments will be reduced or terminated) or withdraw part or all of the money in his account and continue payroll deductions, in accordance with the following alternatives:


     (a) Exercise his option to purchase the number of shares which may be purchased at the purchase price with all or any specified part of the amount (including interest) then credited to his account, and withdraw any amount (including interest) remaining in such account; or

     (b) Reduce the amount of his subsequent payroll deductions (or periodic cash payments) and/or withdraw all or any specified part of the amount then credited to his account, in which event his option to purchase shall be reduced to the number of shares which may be purchased, at the March 19, 1997 price, with the amount, if any, remaining in his account (exclusive of interest) plus the aggregate amount of the authorized payroll deductions (or periodic cash payments) to be made thereafter; or


     (c) Withdraw the amount (including interest) in his account and terminate his option to purchase

An employee may make only one withdrawal of all or part of his account and continue his payroll deductions. If the employee thereafter wishes to withdraw any funds from his account, he must withdraw the entire amount (including interest) in his account and terminate his option to purchase.


Any reduction made in the number of shares subject to an option to purchase is subject to the provisions of Section 6 and shall be permanent.


SECTION 10 - VOLUNTARY TERMINATION OF EMPLOYMENT OR DISCHARGE


In the event an employee voluntarily leaves the employ of the Corporations, otherwise than by retirement under a plan of the Corporations, or is discharged for cause prior to May 31, 1999, he can elect within 10 days after termination of his employment to:


     (a) Exercise his option to purchase the number of shares which may be purchased at the purchase price with all or any specified part of the amount (including interest) then credited to his account, and withdraw any amount (including interest) remaining in such account; or


     (b) Withdraw the amount (including interest) in his account and terminate his option to purchase; or


      (c) Exercise his option up to the number of shares purchasable under this Plan (Section 6) with full payment for such shares.


If the employee fails to make an election within 10 days after termination of employment, he shall be deemed to have elected subsection 10(b) above.


SECTION 11 - RETIREMENT OR SEVERANCE


In the event an employee who has an option to purchase shares leaves the employ of the Corporations on or after March 19, 1997, because of retirement under a plan of the Corporations, or because of termination of his employment by the Corporations for any reason except discharge for cause, he may elect, within 10 days after the date of such retirement or termination, to:


     (a) In the event of retirement only, continue his option to purchase shares by making periodic cash payments to the Corporations in amounts equal to the payroll deductions previously authorized; or


     (b) Exercise his option for the number of shares which may be purchased at the purchase price with all or any specified part of the amount (including interest) then credited to his account, and withdraw any amount (including interest) remaining in such account; or


     (c) Exercise his option up to the number of shares purchasable under this Plan (Section 6) with full payment for such shares within said 10 day period; or


     (d) Withdraw the amount (including interest) in his account and terminate his option to purchase.


In the event the employee does not make an election within the aforesaid 10 day period, he will be deemed to have elected subsection 11(d) above.



SECTION 12 - LAY-OFF, AUTHORIZED LEAVE OF ABSENCE OR DISABILITY


Payroll deductions for shares for which an employee has an option to purchase may be suspended during any period of absence of the employee from work due to lay-off, authorized leave of absence or disability or, if the employee so elects, periodic payments for such shares may continue to be made in cash.


If such employee returns to active service prior to May 31, 1999, his payroll deductions will be resumed and if said employee did not make periodic cash payments during his period of absence, he shall, by written notice to his employing Corporation within 10 days after his return to active service, but not later than May 31, 1999, elect:


     (a) To make up any deficiency in his account resulting from a suspension of payroll deductions by an immediate cash payment;
or


     (b) Not to make up such deficiency, in which event the number of shares to be purchased by him shall be reduced to the number of whole shares which may be purchased at the March 19, 1997 price, with the amount, if any, then credited to his account (including interest) plus the aggregate amount, if any, of all payroll deductions to be made thereafter; or


     (c) Withdraw the amount (including interest) in his account and terminate his option to purchase.


An employee on lay-off, authorized leave of absence or disability on May 31, 1999, shall deliver written notice to his employing Corporation on or before May 31, 1999, electing one of the alternatives provided in the foregoing clauses (a), (b) and
(c) of this Section 12. If any employee fails to deliver such written notice within 10 days after his return to active service or by May 31, 1999, whichever is earlier, he shall be deemed to have elected subsection 12(c) above.


If the period of an employee's lay-off, authorized leave of absence or disability shall terminate on or before May 31, 1999, and the employee shall not resume active employment with the Corporations, he shall make an election in accordance with the provisions of Section 10 of this Plan.


SECTION 13 - DEATH



In the event of the death of an employee while his option to purchase shares is in effect, the legal representatives of such employee may, within 90 days after his death (but not later than May 31, 1999) by written notice to the employing Corporation, elect to:


     (a) Make up any deficiency in such employee's account occurring after his death or by reason of his prior illness and to continue to make periodic cash payments for the remainder of the period ending May 31,1999; or


     (b) Withdraw the amount (including interest) in his account and terminate his option to purchase; or


     (c) Exercise the employee's option for the number of shares which may be purchased at the purchase price with all or any specified part of the amount (including interest) then credited to his account, and withdraw any amount (including interest) remaining in such account; or


     (d) Exercise his option up to the number of shares purchasable under this Plan (Section 6) with full payment for such shares.


In the event the legal representatives of such employee fail to deliver such written notice to the employing Corporation within the prescribed period, the election to purchase shares shall terminate and the amount, including interest, then credited to the employee's account shall be paid to such legal representatives.


SECTION 14 - FAILURE TO MAKE PERIODIC CASH PAYMENTS


Under any of the circumstances contemplated by this Plan, where the purchase of shares is to be made through periodic cash payments in lieu of payroll deductions, the failure to make any such payments shall reduce, to the extent of the deficiency in such payments, the number of shares purchasable under this Plan.


SECTION 15 - FUNDS IN STOCK OPTION ACCOUNTS

Amounts credited to the employee's account shall be under the control of the Company and may be used for any corporate purpose. Amounts credited to the accounts of employees of subsidiaries of the Company named in Section 1 of this Plan shall be remitted to the Company from time to time. The amount, exclusive of interest, credited to the account of each employee shall be applied to pay for shares purchased by such employee and any amount not used for this purpose shall be repaid to the employee by the Company.


SECTION 16 - RIGHTS AS STOCKHOLDER


No employee, former employee, or his representatives shall have any rights as a stockholder with respect to any shares of stock which any employee has elected to purchase under this Plan until full payment for all shares has been made and a certificate for such shares has been issued. Certificates for shares will be issued as soon as practicable after full payment for such shares has been made. However, certificates for shares will not be issued prior to approval of the Plan by the stockholders of the Company.


SECTION 17 - NON-ASSIGNABILITY


No assignment or transfer by any employee, former employee or his legal representatives of any option, election to purchase shares or any other interest under this Plan will be recognized; any purported assignment or transfer, whether voluntary or by operation of law (except by will or the laws of descent and distribution), shall have the effect of terminating such option, election to purchase or other interest. An employee's option and election to purchase shall be exercisable only by him during his lifetime and upon his death, by his legal representative in accordance with
Section 13. If an election to purchase is terminated by reason of the provisions of this Section 17, the only right thereafter continuing shall be the right to have the amount then credited to the employee's account, including interest, paid to the employee or other person entitled thereto, as the case may be.


SECTION 18 - EFFECT OF CHANGES IN SHARES


In the event of any change in the capital stock of the Company through merger, consolidation or reorganization, or in the event of any dividend to holders of shares of the Common Stock Non-Voting of the Company payable in stock of the same class in an amount in excess of 2% in any year, or in the event of a stock split, or in the event of any other change in the capital structure of the Company, the Company will make such adjustments with respect to the shares of stock subject to this offering as it deems equitable to prevent dilution or enlargement of the rights of participating employees.



SECTION 19 - ADMINISTRATION; MISCELLANEOUS


     (a) The Compensation Committee of the Company (the "Committee") or such employee or employees as they may designate, shall be responsible for the administration of this Plan, including the interpretation of its provisions, and the decision of the Committee or of such other employee or employees with respect to any question arising under the Plan shall be final and binding for all purposes.


     (b) Uniform policies shall be pursued in the administration of this Plan and there shall be no discrimination between particular employees or groups of employees. The Committee, or such employee or employees as they may designate to administer this Plan, shall have the authority, which shall be exercised without discrimination, to make exceptions to the provisions of this Plan under unusual circumstances where strict adherence to such provisions would work undue hardship.


     (c) The Company may allow a reasonable extension of the time within which an election to purchase shares under this Plan shall be made, if it shall determine there are circumstances warranting such action, in which event such extension shall be made available on a uniform basis to all employees similarly situated; provided that in no event shall the period for payroll deductions be extended beyond May 31, 1999.


SECTION 20 - AMENDMENT AND DISCONTINUANCE


The Board of Directors of the Company may alter, suspend or terminate the Plan; provided, however, that, except to conform the Plan from time to time to the requirements of the Internal Revenue Code with respect to employee stock purchase plans, no action of the Board shall increase the period during which this Plan shall remain in effect, or further limit the employees of the Corporations who are eligible to participate in the Plan, or increase the maximum period during which any option granted under the Plan may remain unexercised, or (other then as set forth in Section 18 above) increase the number of shares of stock to be optioned under the Plan or reduce the purchase price per share, with respect to the shares optioned or to be optioned under the Plan, or without the consent of the holder of the option, otherwise alter or impair any option granted under the Plan.




                                                  EXHIBIT B





                   McCORMICK & COMPANY, INCORPORATED


                        1997 STOCK OPTION PLAN



SECTION 1 - ADMINISTRATION


     (a) Subject to paragraph (b) of this Section, this Plan shall be administered by the Board of Directors at the principal office of the Company; provided that the Board of Directors, any or all of the powers conferred upon the Board of Directors under this Plan, except the approval of the total number of shares to be optioned at any one time and except any powers which under the applicable Maryland law may not be delegated by the Board of Directors.
Except as limited by the Board of Directors, and subject to paragraph (b) of this Section, the Executive Committee is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for its administration.


     (b) The grant of options or shares of stock pursuant to the Company's stock option plans for the Company's directors and officers shall be administered by the Compensation Committee.
All determinations with respect to which officers and directors may be awarded grants of options, the timing of the grants, and the amount of options to be granted to officers and directors, and other decisions arising out of the administration of the Plan with respect to directors and officers, shall be made by the Compensation Committee, and all references in this Plan document to the authority of the Board of Directors in these specified areas shall be deemed to refer to the Compensation Committee. The review and approval of individual awards under this Plan for all persons except directors and officers shall be made by the Executive Committee, or another committee designated by the Board of Directors. In the event the Board of Directors deems it necessary in the future to separate the Plan into two plans, one for directors and officers (administered by the Compensation Committee) and one for all other Plan participants (administered by the Executive Committee) then the Board of Directors shall have the authority to so act, without the need for further shareholder approval.



SECTION 2 - SHARES SUBJECT TO THE PLAN


The Board, from time to time, may provide for the option and sale in the aggregate of up to three million, seven hundred fifty thousand (3,750,000) shares of Common Stock and one million two hundred and fifty thousand (1,250,000) shares of Common Stock Non-Voting of this Corporation. If an option ceases to be exercisable in whole or in part by reason of expiration of the term of the option or upon or following termination of employment of the optionee, the shares which are subject to such option but as to which the option has not been exercised shall continue to be available under the Plan. Shares shall be made available from authorized and unissued stock.



SECTION 3 - TYPES OF OPTIONS


The Board may grant stock options which constitute "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or stock options which do not constitute ISOs ("NQSOs"). Each ISO shall be designated as an ISO in the agreement evidencing the option. If the agreement does not contain a designation that it is an ISO, it shall not be an ISO.


SECTION 4 - PARTICIPANTS


The Board shall determine and designate from time to time those key employees of this Corporation and its subsidiary companies (herein collectively referred to as the Company) to whom options shall be granted and who thereby become participants in the Plan and the number of shares to be covered by each option.


SECTION 5 - ALLOTMENT OF SHARES


The Board shall determine the number of shares to be offered from time to time to each participant pursuant to the options granted under this Plan. The law currently provides, and on the date of adoption of the Plan the law provided, that to the extent that the aggregate fair market value of stock (determined at the time the option is granted) with respect to which ISOs are exercisable for the first time by any individual during any calendar year (under all plans of the employer corporation and its parent and subsidiary corporations) exceeds $100,000, such options shall be treated as options which are not ISOs. Notwithstanding anything contained herein to the contrary, the maximum number of shares to be optioned to any participant under an ISO, NQSO, or any combination thereof, shall not exceed three hundred fifty thousand (350,000) shares of Common Stock and/or Common Stock Non-Voting in the aggregate. No option may be granted under the Plan after ten (10) years from the earlier of the date the Plan is approved by the Board or by the Corporation's stockholders.


SECTION 6 - OPTION PRICE


The option price per share for options granted hereunder shall be determined by the Board and shall in no instance be less than 100% of the fair market value on the date the options are granted.


SECTION 7 - OPTION PERIOD AND LIMITATIONS UPON EXERCISE OF
OPTIONS


The period during which an option may be exercised shall be determined by the Board, except that no option shall be exercisable after the expiration of ten (10) years from the date of the granting thereof. Options granted under the Plan may be exercised regardless of whether previously granted options have been exercised in full or have expired by lapse of time. The
Board shall specify a period of time during which the participant must be an employee of the Company, such period of time to be no less than one (1) year from the date the option is granted. An option may be exercised in full at any time, or from time to time in part, during the option period subject to such limitations and restrictions as may be included in the option, including provisions insuring compliance with all applicable laws and regulations pertaining to the sale of these securities.


SECTION 8 - EXERCISE OF OPTIONS AND PAYMENT FOR STOCK


The option may be exercised by sending a written notice to the Company to the attention of the Office of the Secretary together with payment in full for the stock. Payment for the stock may be in the form of stock of this Corporation, taken into account at its fair market value at the time of payment, or cash. Upon receipt of notice and payment, the Company shall be obligated to have the stock transferred to the optionee. A participant shall have none of the rights of a shareholder until shares are issued to him.



SECTION 9 - TERMINATION OF EMPLOYMENT


Subject to Sections 10, 11, and 12, the right to exercise an option shall terminate thirty (30) days after a participant ceases to be an employee.


SECTION 10 - RIGHTS IN THE EVENT OF RETIREMENT


If a participant retires prior to the expiration of his options without having fully exercised his options, he shall have the right to exercise his options up until their expiration date. If a participant dies after retirement, but before expiration of the option, Section 12 hereof shall be applicable.



SECTION 11 - RIGHTS IN THE EVENT OF DISABILITY


If a participant ceases to be an employee on account of total and permanent disability without having fully exercised his options, he shall have the right to exercise his options up until their expiration date. If a participant dies after becoming totally and permanently disabled, but before expiration of the option , Section 12 hereof shall be applicable.



SECTION 12 - RIGHTS IN THE EVENT OF DEATH


If a participant dies prior to termination of the right to exercise his option without having fully exercised his option, the executors, administrators or personal representatives or legatees or distributes of his estate shall have the right, prior to the expiration of the term of the option, to exercise such option in full at any time or from time to time in part.



SECTION 13 - EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN


In the event there is any change in the Common Stock or Common Stock Non-Voting of the Corporation through the declaration of stock dividends, or through recapitalization resulting in stock splits or combinations or exchanges of shares, or otherwise, the number of shares available for option and the shares subject to any option and the option price shall be appropriately adjusted; provided, however, in such cases, fractional parts of shares will be disregarded.



SECTION 14 - NON-ASSIGNABILITY


Options shall not be transferable other than by will or by the laws of descent and distribution, and during a participant's lifetime are exercisable only by him.



SECTION 15 - AMENDMENT


The Board may terminate, suspend, or amend the Plan in whole or in part from time to time, including the adoption of amendments deemed necessary or desirable to qualify the options under the Internal Revenue Code and under rules and regulations promulgated by the Securities and Exchange Commission with respect to employees who are subject to the provisions of Section 16 of the Securities and Exchange Act of 1934, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any option granted thereunder, or to separate the Plan into two separate plans (in accordance with the provisions of Section 1) without the approval of the stockholders of the Company; provided, however; that no action shall be taken without the approval of the stockholders of the Company to increase the maximum number of shares to be offered for sale under options in the aggregate or to any individual employee (except in accordance with the provisions of Section 13), change the option price, change the class of participants eligible to receive such options under the Plan, or extend the term of the Plan. No amendment or termination or modification of the Plan shall in any manner affect any option theretofore granted without the consent of the optionee, except that the Board may amend or modify the Plan in a manner that does affect options theretofore granted upon a finding by the Board that such amendment or modification is in the best interest of the holder of outstanding options affected thereby.



SECTION 16 - EFFECTIVE


This Plan shall become effective immediately upon adoption of the Board of Directors; provided, however, that it will be subject to approval by the stockholders, which approval must be obtained within twelve months of the date of the Board of Directors' adoption of this Plan, and any options granted hereunder prior to such approval by the stockholders shall include a provision to the effect that no such option may be exercised prior to stockholders approval of this Plan.



PROXY CARD

McCORMICK & COMPANY, INCORPORATED
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles P. McCormick, Jr., Robert
J. Lawless and Richard W. Single, Sr. and each of them, the proxies of the undersigned, with several power of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March 19, 1997, and at any and all adjournments thereof, in accordance with the following ballot and in accordance with their best judgment in connection with such other business as may properly come before the
Meeting:

1.  ELECTION OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING
NOMINEES:

    J. J. Albrecht, J. S. Cook, R.G. Davey, F. A. Hrabowski, III,
R.J. Lawless, C. P. McCormick, Jr.,   G. V. McGowan, C. D.
Nordhoff, R.W. Schroeder, R. W. Single, Sr., W. E. Stevens, K. D.
Weatherholtz

FOR           all nominees listed above
WITHHELD      for all nominees listed above
WITHHELD      as to the following nominees only:________________

2.  PROPOSAL TO APPROVE THE 1997 EMPLOYEES STOCK PURCHASE PLAN.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.
          FOR            AGAINST              ABSTAIN

3.  PROPOSAL TO APPROVE THE 1997 STOCK OPTION PLAN.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL
          FOR           AGAINST               ABSTAIN

4.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION.
          FOR           AGAINST               ABSTAIN

5. IN THEIR DISCRETION, the proxies are authorized to vote on such other matters as may properly come before the Meeting.

IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE PROPOSALS SET FORTH HEREIN, AND IN THE BEST DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS WHICH THE PROXIES DO NOT KNOW A REASONABLE TIME BEFORE THE SOLICITATION ARE TO BE PRESENTED AT THE MEETING, OR AS MAY OTHERWISE PROPERLY COME BEFORE THE MEETING.

                           Dated:  ___________________, 1997
                           _________________________________

                           (Please sign as name(s) appear at left.
                           Ifjoint account, both owners should
                           sign)